                                                                 Exhibit 10(kkk)

                             DATED January 10, 2002


                             OVERSEAS PARTNERS LTD.

                                     - and -

                                   JED RHOADS

                     _______________________________________

                              EMPLOYMENT AGREEMENT
                    ________________________________________

T H I S   A G R E E M E N T  is made the 10th day of January 2002


B E T W E E N :

OVERSEAS PARTNERS LTD. whose registered office is situated at Cumberland House, One Victoria Street, Hamilton HM GX, Bermuda (the "Company"); and

JED RHOADS of "Belair" 11 Cobb's Hill Road, Paget (the "Executive").

W H E R E B Y I T  I S  AGREED as follows:

1.   Definitions and Interpretations
     -------------------------------

     In addition to the words and expressions hereinbefore defined the following words and expressions shall have the meanings hereinafter ascribed to them;

     "Associated               Company" means any company which is from time to
                               time a subsidiary or a holding company (as those expressions are defined by Section 86 of the Companies Act 1981) of the Company.

     the "Board"               means the Board of Directors from time to time of
                               the Company.

     "Commencement Date"       means the 1st day of December 2000.

     "Employment"              means the employment of the Executive with the
                               Company pursuant to this Agreement.

      "Common Share Capital"   means all the Common Shares of the Company in
                               issue from time to time.

      "Termination Date"       means the date on which the Employment with the
                               Company ceases either for reason of the
                               conclusion of the fixed term of the Employment or for reason of the termination of the Employment in accordance with the provisions of this Agreement.

2.   Term of Appointment
     -------------------

     a. The Company hereby appoints the Executive and the Executive hereby agrees to act as Executive Vice President-Reinsurance of Overseas Partners Re Ltd. and President of OP Finite for an initial Term of Appointment of a period of three (3) years unless this Agreement is:
          (i) sooner terminated in accordance with paragraph 5 below, or (ii) extended as provided in paragraph 2(b) below.

     b. Commencing on the third anniversary of the Commencement Date and on each annual anniversary of such date, (each a "Renewal Date"), this Agreement, and the Term of Appointment herein granted, shall be automatically extended so as to terminate on the first annual anniversary of each Renewal Date, unless either the Company or the Executive shall give the other written notice, not less than 60 days prior to any Renewal Date, of the election not to so extend this Agreement, in which case this Agreement shall terminate on such Renewal Date.

3.       Powers and Duties
         -----------------

         During the period of Employment under this Agreement the Executive:

         (a) shall report to the Chief Executive Officer of the Company (the "CEO") and shall exercise such powers and perform such duties (not being duties inappropriate to his status) as Executive Vice President-Reinsurance of Overseas Partners Re Ltd. and President of OP Finite as may from time to time be vested in or assigned to him by the CEO and shall comply with all reasonable directions from time to time given to him by the CEO and with all rules and regulations from time to time laid down by the Company concerning its employees as the CEO or the Board of Directors of the Company (the "Board") may from time to time determine.

         (b) shall devote his full attention and business time to the business and affairs of the Company, provided, however, that nothing in
                                           --------  -------
               this Agreement shall preclude the Executive from engaging in activities involving professional, educational, charitable, religious and community organizations, managing his personal investments, and serving on the board of directors of such companies and organizations as agreed to from time to time by the Board, to the extent that the foregoing do not materially inhibit the performance of the Executive's duties under this Agreement or conflict in any material way with the business and affairs of the Company.

         (c) use his best efforts to perform faithfully and efficiently, and to discharge the dealings and responsibilities assumed by him under this Agreement.

4.       Remuneration and Benefits
         -------------------------

         The Executive shall be paid by way of remuneration a salary and bonus and such other benefits (if any) as the CEO and the Compensation Committee of the Board (the "Compensation Committee") may from time to time determine as follows:

         a) The Executive shall be paid by way of remuneration for his services during the Employment hereunder: (i) a base salary at the rate of $25,000.00 per month through February 28, 2001 and at the rate of $33,333.33 per month thereafter and (ii) such bonuses or additional remuneration (if any) as the CEO, with ratification by the Compensation Committee, may from time to time determine in accordance with the "Overseas Partners Ltd. Incentive Plan" (in development at the Commencement Date) based upon a target award of 100% of annual base salary, a minimum award of 50% of annual base salary, and a maximum award of 150% of annual base salary (using the Executive's annual base salary in effect at the end of the calendar year to which the bonus relates), determined by the performance of the Company and the Executive as adjudged by the CEO and ratified by the Compensation Committee. The CEO and Compensation Committee shall review the Executive's base salary and potential bonus award, on an annual basis to determine, in its sole discretion, if and to what extent an increase in base salary and/or the awarding of a bonus or additional remuneration is warranted. The annual review will be completed by March 1 of each year.

               Such salary shall be paid by equal monthly installments in arrears on the last day of every month and shall accrue from day to day.

         b) The Executive shall be entitled to receive grants of restricted stock, stock options and/or stock appreciation rights on an annual basis under the Company's Incentive Compensation Plan for the time being in force, subject to the rules applicable to the Plan as established, amended or varied from time to time by the Board or such other Plan as is in force from time to time, and as amended from time to time, as the case may be. The grants referred to in the preceding sentence shall be based on a target future value of 200% of annual base salary then in effect.

         c) In addition to public holidays the Executive will be entitled to thirty (30) days vacation in every calendar year. Unless and until his Employment under this Agreement terminates under any provision herein, salary will continue to be payable during vacations. Vacation days not taken in any calendar year may be carried forward at the sole discretion of the Compensation Committee.

         d) Subject to production, if requested, of medical certificates satisfactory to the Company, salary will not cease to be payable by reason only of the Executive's incapacity to work due to sickness or accident (unless and until his Employment under the Agreement shall be terminated under any provision herein) but the Company may reduce salary during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim during such incapacity under any sickness or accident insurance policy paid for entirely by the Company (whether or not such benefit is claimed by the Executive).

         e) The Executive shall be entitled to participate in the Overseas Partners Ltd And Subsidiaries Retirement Plan (401(k)).

         f) The Executive is entitled to all other benefits outlined in the Overseas Partners Ltd./Overseas Partners Re Ltd. Company Handbook, which are not specifically identified in this Agreement.

         g) The Company shall, during the continuance of the Employment of the Executive (including any period of notice), pay a housing allowance of $16,666.66 per month to defray the Executive's housing cost here in Bermuda. If during the continuance of the Employment of the Executive, the Executive's housing cost exceeds $16,666.66 per month, the Executive's housing allowance will be increased by an amount necessary to defray such increased expense; provided, however, that in no event shall the Executive's housing allowance ever exceed $20,666.66 per month.

               The first of such payment shall be made on the 25/th/ day of December 2000 representing the housing allowance for December in arrears. All subsequent payments shall be on the 25/th/ day of each month, in arrears for the month in question.

         h) The Company shall pay to the Executive a bonus of $500,000.00 upon the earlier of (i) July 1, 2002, or (ii) the date of the consummation of an acquisition which constitutes a change in control, as defined in paragraph 5(g)(ii), provided that the Executive remains continuously employed by the Company through and including the applicable date.

         i) The Company shall reimburse the Executive for all reasonable expenses, fees, and costs incurred in connection with the negotiation, legal review, and execution of the lease of his Bermuda residence. The amount of any such reimbursements shall not reduce the housing allowance otherwise provided Executive pursuant to paragraph 4(g).

         j) During the Employment hereunder, the Executive shall be entitled to AYCO (or similar) tax and financial counseling and planning services.

         k) During the Employment hereunder, the Company shall pay all the Executive's costs incurred in connection with the storage of his personal effects in an amount not to exceed $447.40 per month; provided, however, that in the event the Executive's housing allowance is increased to an amount which exceeds $16,666.66 per month, the Company shall no longer be obligated to pay the Executive's storage costs.

5.       Termination of Employment
         -------------------------

      a) The Employment may be terminated prior to the scheduled expiration of the Term of Appointment: (i) by the Company with or without "cause" (as defined below), (ii) by the Executive with or without "good reason" (as defined below) or (iii) due to the death or total and permanent disability of the Executive in accordance with the applicable long-term policies of the Company in which the Executive participates.

      b) In the event that the Executive wishes to resign from the Company without "good reason" prior to the scheduled expiration of the Term of Appointment, the Executive shall provide the Company with three (3) months' advance written notice and, in such case, the Company may terminate the Executive's employment prior to the end of such three
          (3) month period provided that the Company makes the payments to the Executive described in paragraph (e) below. A termination of the Employment by the Company as provided in the preceding sentence shall not be deemed a termination without "cause" or give the Executive grounds to terminate his employment for "good reason" for purposes of paragraph (c) below.

      c)  In the event that the Employment is terminated pursuant to paragraph
          (a) above (i) by the Company without "cause" or (ii) by the Executive with "good reason", the Executive shall be entitled to receive, in addition to accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Executive through the Termination Date, the following payments, each of which shall be paid in a lump sum within 14 business days from the Termination Date:
          (i) an amount equal to the product of 24 times the Executive's monthly base salary (as determined in paragraph 4(a)), and (ii) an amount equal to the product of 2 times the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon the target level set by the Company for the year in which the Executive's termination occurs. In addition, the Executive shall be entitled to an amount equal to the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon the performance of the Company for the year in which the Executive's termination occurs and pro-rated for the period from January 1 of the year in which the termination occurs to the Termination Date, payable within 60 days of the end of such year. In addition, in the event of a termination of Employment described in this paragraph 5(c), the Executive shall receive continuation of his monthly housing allowance (as that amount is determined in paragraph 4(g) above) for 24 months; provided, however that such continued payment of the Executive's monthly housing allowance shall cease if the Executive obtains full-time employment or leaves Bermuda.

               The Company's obligation to make the payments in this paragraph 5(c) shall be conditioned on the Executive's execution of a General Release Agreement in accordance with the Company's customary practice.

          d) In the event of the termination of the Employment for one of the reasons described in paragraph (c) above, all outstanding grants of restricted stock, stock options and stock appreciation rights previously granted to the Executive by the Company will automatically become fully vested as of the date of such termination, notwithstanding anything to the contrary contained in the terms or provisions of the Company's Incentive Compensation Plan.

          e) In the event that the Employment is terminated pursuant to paragraph (a) above: (i) by the Company for "cause", (ii) by the Executive without "good reason" or (iii) due to the death or disability of the Executive; the Executive shall be entitled to receive only his accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable through the Termination Date or otherwise payable under plans maintained by the Company in accordance with their terms and nothing else. In addition, in the event that the Executive terminates his Employment with the Company without "good reason" in accordance with paragraph 5(b) of this Agreement, the Company shall be required (even if the Company subsequently elects to terminate the Employment of the Executive prior to the effective date of his termination in accordance with paragraph 5(b) of this Agreement) to continue to provide the Executive with his salary and benefits until the earlier of the effective date of his termination and the end of the Term of Appointment.

            F) In the event the Company does not extend this Agreement in accordance with paragraph 2(b), and the Executive's employment has not terminated for any other reason, then notwithstanding any other provision of this paragraph 5, the Executive shall be entitled to receive, in addition to accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Executive through the Termination Date, the following payments, each of which shall be paid in a lump sum within 14 business days from the Termination Date: (i) an amount equal to the product of 12 times the Executive's monthly base salary (as determined in paragraph 4(a)), and (ii) an amount equal to the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon the target level set by the Company for the year in which the Executive's termination occurs. In addition, the Executive shall be entitled to an amount equal to the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon the performance of the Company for the year in which the Executive's termination occurs and pro-rated for the period from January 1 of the year in which the termination occurs to the Termination Date, payable within 60 days of the end of such year. In addition, in the event of a termination of Employment described in this paragraph 5(f), the Executive shall receive continuation of his monthly housing allowance (as that amount is determined in paragraph 4(g) above) for 12 months; provided, however, that such continued payment of the Executive's monthly housing allowance shall cease if the Executive obtains full-time employment or leaves Bermuda.

           g)  For purposes of this Agreement:

               (i) "cause" means (a) an act or acts of personal dishonesty taken by the Executive and intended to result in the material personal enrichment of the Executive at the expense of the Company and its Associated Companies, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Executive in a reasonable period of time after receipt of reasonably prompt written notice thereof from the Company,
                    (b) repeated violations by the Executive of his obligations under this Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Executive after receipt of reasonably prompt written notice thereof from the Company, or, (c) the Executive's conviction of a felony involving moral turpitude; and


               (ii) "good reason" means (a) the sale or other disposition by the
                    Company of all or substantially all of its reinsurance operations, (b) the change in control of the Company through the acquisition (whether by purchase, transfer, merger, renunciation or otherwise) of any interest in any shares, if, upon completion of such acquisition the third party, together with persons acting in concert with the third party, would hold more than fifty percent of the Common Share Capital of the Company, (c) repeated violations by the Company of its obligations under this Agreement which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time by the Company after receipt of reasonably prompt written notice thereof from the Executive, (d) without the Executive's consent, the Company reduces the

                           Executive's current base salary, reduces the Executive's then current target total annual compensation, reduces the Executive's housing allowance, or reduces any of the benefits provided to the Executive under paragraphs 4(e) or (f) of this Agreement, (e) a diminution in the Executive's duties or responsibilities or the assignment of the Executive of any duties inconsistent in any adverse respect with the Executive's then current duties and responsibilities or, (f) the Work Permit of the Executive is terminated by the Government of Bermuda.

             (h)  (i)      The Employment, following the initial Term of
                           Appointment and during any extended Term of Appointment, may be terminated prior to the scheduled expiration of the extended Term of Appointment: (i) by the company with or without "cause" (as defined in paragraph 5(g)(i) above, (ii) by the Executive with or without "good reason" (as defined in paragraph
                           5(g)(ii) above), or (iii) due to the death or disability of the Executive in accordance with the applicable programs and policies of the Company.

                  (ii) In the event that the Executive wishes to resign from the Company without "good reason" prior to the scheduled expiration of any extended Term of Appointment, the Executive shall comply with the provisions of paragraph 5(b) above.

                  (iii) In the event that Employment is terminated pursuant to paragraph 5(h)(i) above (i) by the Company without "cause", or (ii) by the Executive with "good reason", the Executive shall be entitled to receive, in addition to accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Executive through the Termination Date, the following payments, each of which shall be paid in a lump sum within 14 business days from the Termination
                           Date: (i) an amount equal to the product of 24 times the Executive's monthly base salary (as determined in paragraph 4(a)), and (ii) an amount equal to the product of 2 times the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon the target level set by the Company for the year in which the Executive's termination occurs. In addition, the Executive shall be entitled to an amount equal to the Executive's bonus entitlement (as determined in paragraph 4(a)), based upon the performance of the Company for the year in which the Executive's termination occurs and pro-rated for the period from January 1 of the year in which the termination occurs to the Termination Date, payable within 60 days of the end of such year. In addition, in the event of a termination of Employment described in paragraph 5(h)(i), the Executive shall receive continuation of his monthly housing allowance (as that amount is determined in paragraph 4(g) above) for 24 months; provided, however, that such continued payment of the Executive's monthly housing allowance shall cease if the Executive obtains full-time employment or leaves Bermuda.

                  (iv) In the event that the Employment is terminated during any additional Term of Appointment, pursuant to paragraph 5h(i) above: (i) by the Company for "cause", (ii) by the Executive without "good reason", or (iii) due to the death or disability of the Executive, the Executive shall be entitled to receive only his accrued salary and benefits (including a pro-rata calculation of earned vacation days) payable to the Termination Date or otherwise payable under plans maintained by the Company in accordance with their terms and nothing else. In all other respects, the Executive's termination under the provisions of this paragraph shall be in accordance with provisions of paragraph 5(e) and (g) above.

6.       Non-Competition
         ---------------

         The Executive shall not during the continuance of the Employment (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an executive or agent of any other company, firm or person or assist or have any financial interest in any other business or profession, if such business or profession is in competition with the business of the Company or any Associated Company but nothing in this paragraph shall preclude the Executive from holding or acquiring less than 5% of the voting shares or other equity securities of any other company which are listed or dealt in on any recognized stock exchange by way of bona fide investment.

7.       Non-Solicitation
         ----------------

         The Executive covenants with the Company that he shall not during the continuance of the Employment or for a period of two (2) years after the Termination Date on his own behalf or on the behalf of any other person, firm or company directly or indirectly endeavor to entice away from the Company any person who is then employed by the Company and was so employed by the Company during the continuance of the Employment.

8.       Confidential Information
         ------------------------

         The Executive shall not, either during the continuance of his Employment hereunder and up to two years after the termination of the Agreement, use to the detriment or prejudice of the Company, except in the proper course of his duties, divulge to any person any trade secret or any other information of a confidential nature concerning the business or affairs of the Company which may have come to his knowledge during the Employment.

9.       Board Information
         -----------------

         The Executive shall at all times promptly give to the Board (in writing if so requested) all such information and explanations as they may require in connection with matters relating to his Employment hereunder or with the business of the Company.

10.      Return of Papers etc.
         --------------------

         The Executive shall promptly upon the request of the Board following his termination of Employment deliver up to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his Employment, and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

11.      Misrepresentation
         -----------------

         The Executive shall not at any time after the termination of his Employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Associated Company.

12.      Notices
         -------

         Any notice in writing to be served hereunder shall be given personally to the Executive or to the Secretary of the Company (as the case may be) or shall be couriered or posted by registered mail to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served three days after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post or couriered.

13.      Indemnity and Insurance
         -----------------------

         The Company hereby agrees to indemnify and hold the Executive harmless for any acts or omissions arising out of the course and scope of his Employment with the Company to the fullest extent permitted by applicable law.

14.      Other Agreements
         ----------------

         The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company and the Executive relating to the Employment of the Executive other than those expressly set out in the Agreement and that he is not entering into the Agreement in reliance on any representation not expressly set out herein.

15.      Successors and Assigns
         ----------------------

         The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets to expressly assume this Agreement and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In addition, the Company may assign this Agreement (and all of its rights and obligations hereunder) to any of its wholly-owned subsidiaries. As used in this Agreement, the term "Company" shall mean any successor or subsidiary that assumes and agrees to perform this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

16.      Governing Law
         -------------

         The Agreement shall be governed by and construed under Bermuda law and each of the parties hereto submits to the jurisdiction of the Bermuda Courts as regards any claim or matter arising under the Agreement.

17.      Expenses
         --------

         The Company will reimburse the Executive for legal fees and expenses incurred in connection with the negotiation, execution and delivery of this Employment Agreement for an amount up to $5,000.

IN WITNESS WHEREOF the parties hereto have set their hands and seals the date first above written.

SIGNED by                               )  /s/ Mary R. Hennessy
on behalf of the Company                )  /s/ L. Davidson Leader
in the presence of:-                    )





SIGNED by the Executive                 ) /s/ Jed E. Rhoads
in the presence of:-                    ) /s/ L. Davidson Leader